Since 1857

Contact:	Ryan Kimball
Assistant Treasurer
916-321-1849
rkimball@mcclatchy.com

CLYDE W. OSTLER NOMINATED TO SERVE ON McCLATCHY’S BOARD OF DIRECTORS; S. DONLEY RITCHEY ANNOUNCES RETIREMENT FROM BOARD

SACRAMENTO, Calif., March 19, 2013 – The Board of Directors of The McClatchy Company (NYSE:MNI) has nominated Clyde W. Ostler, a former executive with Wells Fargo & Company, as a director. Ostler will stand for election at McClatchy’s 2013 annual meeting of shareholders.

S. Donley Ritchey, a McClatchy director since 1985 and chair of the board’s audit committee, has announced his retirement following the annual meeting of shareholders.

“We’re delighted that Clyde has agreed to be nominated to McClatchy’s Board of Directors. McClatchy will benefit from Clyde’s executive experience at a leading financial institution along with his service on numerous for-profit and not-for-profit boards,” said McClatchy Chairman Kevin S. McClatchy.

“I also want to thank Don for his many contributions to the company over his nearly 28 years of service on the board,” McClatchy continued. “Don has been a steadying influence as the company expanded across the United States and diversified into our growing digital and direct marketing businesses. Don’s dedication and diligence helped McClatchy navigate a historically challenging economy and remain on sound financial footing. We wish him all the best in retirement.”

Ostler retired from Wells Fargo in 2011 as group executive vice president, vice chairman of Wells Fargo Bank California and president of Wells Fargo Family Wealth. Over his 40-year career with Wells Fargo, he served in a number of capacities, including vice chairman in the Office of the President, CFO, chief auditor, head of retail branch banking, head of information technology, head of institutional and personal investments and head of internet services. He was a member of Wells Fargo’s management committee for more than 25 years.

Ostler has extensive experience serving on the boards of public companies. He currently serves on the board of EXLService Holdings, Inc. and is a member of the advisory council of FTV Capital, a private global investment company. He is chairman of the Scripps Institution of Oceanography Directors’ Advisory Council.

“I am proud and excited to be nominated to the McClatchy board at such a pivotal time in the company’s 156-year history,” Ostler said. “This company has a tremendous legacy of journalistic excellence and is working hard to secure a significant future. I’m looking forward to contributing to McClatchy’s continued success.”

Ritchey retires as McClatchy’s longest serving director who helped steer McClatchy’s transformation from a small, privately held company into the nation’s third-largest newspaper publisher with a fast-growing digital business.

A former chairman and CEO of Lucky Stores, Inc., a California-based supermarket chain and general retailer, Ritchey joined the McClatchy board in July 1985 when McClatchy owned just five daily newspapers and only two of them – the Tri-City Herald in Washington state and the Anchorage Daily News in Alaska – published outside of California’s Central Valley. At the time, the company also owned two AM radio stations, four cable systems and a half dozen community newspapers.

“McClatchy is an extraordinary company and having been a director for these many years has been a very satisfying experience,” Ritchey said. “Together, we have achieved growth and met challenges, but the commitment to quality journalism has remained unwavering. McClatchy is disciplined, profitable and people-centered. I am confident of its future.”

McClatchy President and CEO Pat Talamantes worked closely with Ritchey during Talamantes’ 11 years as the company’s CFO.

“McClatchy today enjoys a solid reputation as a well-managed, financially disciplined company thanks in large part to Don’s leadership, influence and hard work over the years,” Talamantes said. “And yet Don made sure the pursuit of profits never interfered or diminished this company’s mission and capability to provide our communities with high-quality news and information. All of us at McClatchy owe Don a big debt of gratitude.”

About McClatchy

The McClatchy Company is a leading news and information provider, offering a wide array of print and digital products in each of the markets it serves. As the third largest newspaper company in the country, McClatchy’s operations include 30 daily newspapers, community newspapers, websites, mobile news and advertising, niche publications, direct marketing and direct mail services. The company’s largest newspapers include the Fort Worth Star-Telegram, The Sacramento Bee, The Kansas City Star, The Miami Herald, The Charlotte Observer and The (Raleigh) News & Observer. McClatchy is listed on the New York Stock Exchange under the symbol MNI.